EXHIBIT 10.5

INDEPENDENT CONTRACTOR SERVICES AGREEMENT

THIS AGREEMENT is made and shall be effective as of the 1st day of April, 2005

BETWEEN:

Sky Petroleum, Inc., a corporation incorporated in the State of Nevada, United States of America, with an office in the City of Calgary, in the Province of Alberta, Canada (“Sky” or the “Corporation”)

– and –

Jim Screaton, (“Screaton”) on his own behalf, and on behalf of Shorewood Financial Inc., a body corporate duly incorporated pursuant to the laws of the province of Alberta, with an office at the city of Calgary (the “Contractor”)

WHEREAS the Corporation is principally engaged in the acquisition, development, exploration and production of oil and natural gas reserves, among other things;

AND WHEREAS the Corporation wishes to engage the services and expertise of the Jim Screaton, an employee of Shorewood Financial Inc. on the terms, conditions and for the considerations as hereinafter set forth;

AND WHEREAS the Contractor shall make available to the Corporation the services of Screaton to perform services for the Corporation, and no other employee of the Contactor.

AND WHEREAS the Parties desire to enter into this Agreement to set forth their respective rights and obligations;

NOW THEREFORE in consideration of the premises and the mutual covenants herein contained, and in consideration of the Contractor providing consulting services to the Corporation, the Corporation, the Contractor and Screaton hereby covenant and agree as follows:

1.0	Contract for Services

1.01	Subject to the terms and provisions of this Agreement, the Corporation hereby agrees to contract for and engage the services of the Contractor, and the Contractor agrees to provide services of Screaton in accordance with and subject to the provisions of this Agreement.

1.02	Screaton's services hereunder shall be provided on the following terms and conditions:

(a)	Screaton shall diligently serve the Corporation and cooperate with the Corporation and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Corporation, acting reasonably;

(b)	Screaton’s duties and responsibilities are enumerated in Appendix “B”.

1.03	The Parties agree that the Contractor enters into this Agreement as an Independent Contractor, and under no circumstances shall the Contractor or Screaton look to the Corporation as an employer, partner, agent or principal. Contractor and Screaton acknowledge that Screaton is not entitled to any benefits accorded to the Corporation’s employees, including, without limitation, worker’s compensation, disability insurance, vacation or sick pay. The Contractor and Screaton hereby agree to indemnify and save the Corporation harmless from any and all circumstances where Screaton is deemed to be an employee, including where the Corporation becomes liable for the amounts of statutory deductions, or all other charges including deductible amounts payable to taxing authorities, fees, interest or penalties, for example.

1.04	Contractor shall pay, when and as due, any and all taxes, duties and other similar charges assessed or incurred as a result of Screaton’s income for services rendered by Screaton, including income taxes, and shall provide the Corporation with proof of said payments, upon demand. Contractor will be responsible for all liabilities in respect of all taxes relating to compensation under this Agreement, and will indemnify the Corporation against all claims, costs, penalties, or demands made by any governmental authority with respect to income taxes, UIC, CPP and GST, in relation to the compensation payable under the this Agreement (“Statutory Deductions”). Screaton acknowledges that he is at all times personally responsible to pay amounts due in respect of Statutory Deductions, and that such amounts are subject to the indemnity provided in Section 1.03 herein.

1.05	Contractor agrees to procure and cause Screaton to dedicate his time, attention and best efforts to further the business and interests of the Corporation during the period of this Agreement provided however, that the Contractor shall be at liberty to pursue other business interests and investment opportunities, not in direct conflict or competition with the business and interest of the Corporation.

1.06	The parties agree that no oral agreement or provision of this Agreement shall be construed so as to make the Contractor an agent, partner, or servant of Sky and the Contractor has no authority to make any commitments or to take any action which may be binding upon Sky, except for matters within the scope of duties set out in Schedule “B” hereto, or as may be expressly authorized in writing by Sky

2.0	Compensation Arrangements

2.01	The compensation (the “Compensation”) provided to the Contractor by the Corporation is as has been set forth in Appendix “A” attached hereto. The parties hereby agree that the compensation arrangements will be the subject of review by the Corporation eight months after the effective date of this agreement.

3.0	Confidential Information and Conflict of Interest

3.01	Contractor hereby agrees and acknowledges that it and Screaton will have access to and will be entrusted with confidential information concerning the affairs and business of the Corporation, and agrees that the disclosure of such confidential information may be detrimental to the Corporation and the shareholders thereof. Contractor acknowledges and agrees that the right to maintain and preserve confidentiality constitutes a proprietary right which the Corporation is entitled to protect. Accordingly the Contractor agrees to execute a Confidentiality Agreement in the form attached hereto as Schedule “C” at the time of executing this agreement, and agrees to renew, or revise such agreement from time to time as required by Sky, acting reasonably.

3.02	In the event of termination of this Agreement for any reason whatsoever, nothing in this Agreement shall preclude Contractor or Screaton from pursuing a livelihood in the same business or sector as that of the Corporation.

4.0	Non-Assignability

4.01	This contract for services and all other rights, benefits, and privileges herein conferred are personal to the Contractor and accordingly may not be assigned by the Contractor.

5.0	Term and Termination Provisions

5.01	This Agreement shall continue in full force for an initial term (“Initial Term”) commencing on the Effective Date and ending on July 31, 2006 unless terminated in accordance with Section 5.02.

5.02	This Agreement shall be terminated upon the occurrence of any one of the following events:

(a)	the death or incapacity of Screaton;

(b)	written notice by the Corporation to terminate this Agreement without cause, prior to the end of the contract period, upon payment by the Corporation of a sum equal to six months total compensation in the manner set forth in Appendix “A” and based upon an average actual compensation for the previous four (4) months, but in any event no less than five thousand ($5,000) dollars per month;

(c)	written notice by the Corporation to terminate this Agreement with cause;

(d)	ninety (90) days written notice by the Contractor of its intention to terminate this Agreement.

5.03	In the event that the Agreement is terminated pursuant to Clause 5.02 (b), the Corporation shall immediately pay to Contractor a termination amount equal to the sum of six months compensation.

5.04	In the event that the Agreement is terminated pursuant to Clause 5.02(d), the Contractor shall be paid compensation until the last day that services were provided.

5.05	In the event of a Change of Control, the Contractor shall have a period of ninety (90) days within which to elect to continue to provide services as described herein. In the event that, within that ninety (90) day period, the Contractor elects not to continue to provide services to the Corporation, the Contractor shall deliver written notice of such intention to the Corporation, and shall immediately following delivery of such notice, receive a lump sum payment as determined in accordance with Article 5.02(b). For the purposes of this Agreement, the term “Change of Control” means as follows:

(a)	the acquisition hereafter, directly or indirectly and by any means whatsoever, in one transaction or a series of transactions, by any person or by a group of persons acting jointly or in concert, of that number of voting shares of the Corporation which is equal to or greater than Fifty Percent (50%) of the total issued and outstanding voting shares of the Corporation immediately after such acquisition, but excluding any issue or sale of shares of the Corporation by way of prospectus or private placement;

(b)	the election at a meeting of the Corporation’s shareholders, as Directors of the Corporation, of a number of persons, who were not included in the slate for election as Directors proposed to the Corporation’s shareholders by the Corporation’s prior Board of Directors, and who would represent a majority of the Board of Directors, or the appointment as Directors of the Corporation, of a number of persons which would represent a majority of the Board of Directors, nominated by any holder of voting shares of the Corporation or by any group of holders of voting shares of the Corporation acting jointly or in concert and not approved by the Corporation’s prior Board of Directors;

(c)	the completion of any transaction (including the sale, lease or other transfer of assets of the Corporation) or the first of a series of transactions which would have the same or similar effect or result as any transaction or series of transactions referred to in subsection (a) and (b) above; or

(d)	a determination by the Board of Directors of the Corporation that there has been a change, whether by way of a change in the holding of the voting shares of the Corporation, in the ownership of the Corporation’s assets or by any other means, as a result of which any person or any group of persons acting jointly or in concert is in a position to exercise effective control of the Corporation.

6.0	Release

6.01	In consideration of the payment of termination compensation as provided herein and the additional provisions of this Agreement, Contractor agrees to forever release and discharge the Corporation from any and all obligations to pay any further amounts or benefits to the Contractor with respect to the termination thereof, and upon payment agrees to execute such documentation as may be required by the Corporation, acting reasonably.

7.0	General

7.01	Upon the expiration of the term set forth herein, this Agreement shall be terminated unless both the Corporation and Contractor agree to renew this Agreement. Such a renewal may be verbal but shall be confirmed in writing prior to the end of the then current term. In the event of termination pursuant to this paragraph the parties shall have no further obligations to each other except for the obligations set out in Clause 3.01, including documents executed pursuant thereto which obligations will survive any termination of this Agreement.

7.02	The parties shall from time to time and at all times do such further acts and execute and deliver all such further deeds and documents as shall be reasonably required in order to fully perform the terms of this Agreement.

7.03	The Corporation may elect to offer regular employment to Screaton during the term of this Agreement or upon the expiration of the term set forth herein. Employment terms would be negotiated between Screaton and the Corporation at that time.

7.04	This Agreement shall be construed pursuant to the laws in effect in the Province of Alberta and the parties hereto hereby attorn to the Courts of the Province of Alberta and if applicable, the Courts of Canada.

8.0	Notices

8.01	All notices required or allowed to be given under this Agreement shall be made either personally or by mailing same by prepaid registered post, and any notice mailed as aforesaid shall be deemed to have been received by the addressees thereof on the fifth business day following the day of mailing:

To the Contractor:	Shorewood Financial Inc. 6 Varwood Place NW Calgary, AB T3A 0C1

To the Corporation:	Sky Petroleum, Inc. 200, 625-4th Avenue SW Calgary, AB T2P 0K2

8.02	Any party may from time to time change its address for service hereunder on written notice to the other party.

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9.0	Prior Agreement

9.01	The parties hereto agree that this Agreement replaces and supersedes any previous agreements, either verbal or written, and any such previous agreements are hereby expressly terminated.

IN WITNESS WHEREOF the parties hereto have executed this Agreement effective as of the date and year first above written.

SKY PETROLEUM, INC.	CONTRACTOR

Per: ___________________________	___________________________ Jim Screaton

Shorewood Financial Inc. Per: _________________________________

APPENDIX “A”

COMPENSATION ARRANGEMENT

1.0	Retainer

1.01	Contractor shall provide the services and duties and undertake the responsibilities as outlined in Appendix "B". The fees will be $500 U.S. per day for each full day worked by Screaton for the term of this Agreement

2.0	Availability

2.01	Contractor agrees to provide Screaton on an as needed basis for the duration of this Agreement.

3.0	Benefits and Perquisites

3.01	Reasonable parking expenses near the Corporation's offices.

3.02	Reasonable business expenses, to be approved by the Corporation;

3.03	Vehicle expenses, when used for the benefit of the Corporation in carrying out Corporation duties, to be at $0.45/km.

3.04	Additional benefits as adopted by the Company that will be available to full time employees that may cover such things as health care, insurance, etc.

4.0	Stock Options

4.01	The Contractor shall be provided with Stock Options by the Corporation as set forth in the Corporation’s Stock Option Plan subject to the terms and conditions set forth in such Plan.

APPENDIX “B”

Position and Reporting:   Vice President Finance and CFO reporting to the Chief Executive Officer.

Duties and Responsibilities of the Position:

Provide services that are generally associated with the duties of a Chief Financial Officer including, without limitation:

(a)	at all times serving the best interests of the Corporation;

(b)	being responsible for, and overseeing the accounting and financial reporting requirements of the Corporation; and

(g)	reporting to the Chief Executive Officer of the Corporation from time to time regarding the accounting and financial reporting requirements of the Corporation.

APPENDIX “C”

CONFIDENTIALITY AGREEMENT

THIS CONFIDENTIALITY AGREEMENT is entered into and shall be effective as of this 1st day of April, 2005

BETWEEN:

Sky Petroleum, Inc., a body corporate, duly incorporated pursuant to the laws of the State of Nevada, one of the United States of America, with an office in the City of Calgary, in the Province of Alberta, (hereafter the Disclosing Party”)

– and –

Jim Screaton, on his own behalf, and on behalf of Shorewood Financial Inc., a body corporate duly incorporated pursuant to the laws of the province of Alberta, with an office at the city of Calgary, (hereafter collectively the “Receiving Party”)

WHEREAS the Disclosing Party is prepared to disclose certain information to the Receiving Party in order to enable the Receiving Party in the position of Chief Financial Officer of Sky Petroleum, Inc. to faithfully represent the commercial and business interest of the Disclosing Party (the “Project”);

AND WHEREAS in the course of such disclosure confidential, proprietary and commercially sensitive information of the Disclosing Party will come into the possession of the Receiving Party;

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the engagement of the Receiving Party by the Disclosing Party, the covenants and agreements herein contained and other good and valuable consideration, the Parties hereby agree as follows:

1.	The Receiving Party hereby acknowledges that all information, contracts and contract terms, statistics, plans and prospects, specifications, presentations, technical data, geology, geophysics, engineering, financing proposals and plans, and any and all other material or information of any kind whatsoever furnished to it by or with the concurrence of the Disclosing Party (hereinafter called the “Confidential

Information”) will be furnished to the Receiving Party in strictest confidence, and the Receiving Party hereby covenants with the Disclosing Party that:

(a)	it shall keep the Confidential Information in strictest confidence and will not disclose or reveal the same to any other person other than in accordance with the provisions of this Agreement;

(b)	it shall not make any copies, duplicates, recordings or other reproductions of the Confidential Information unless they are reasonably required by the Receiving Party in relation to the Project and any such copies, duplicates, recordings or reproductions shall be subject to the terms and conditions of this Agreement; and

(c)	it shall not at any time use the Confidential Information for any purpose not related to the Project.

2.	The Receiving Party agrees that the Confidential Information shall be made available only to those employees and advisors of the Disclosing Party who are involved in the Project and who need access to the Confidential Information in performing their responsibilities in respect of the Project, and the Receiving Party shall cause such employees and advisors to agree to observe the confidentiality obligations of the Receiving Party as set forth in this Agreement.

3.	The Receiving Party agrees that it shall take all reasonable steps as may be necessary to protect and prevent the disclosure of the Confidential Information to any unauthorized person by it or its employees or advisors.

4.	(a)	Upon the conclusion or termination of the Receiving Parties’ obligations in relation to the Project and at the request of the Disclosing Party, the Receiving Party shall return to the Disclosing Party all Confidential Information provided to it and any and all copies thereof and shall destroy all extracts, reports, recordings, reproductions and notes thereof.

(b)	All right, title and interest in and to the Confidential Information shall remain the exclusive property of the Disclosing Party and no license for or other rights of any kind whatsoever in or to the Confidential Information or other type or form of intellectual or industrial property derived there from is granted or can be implied to have been granted at any time by the disclosure of the Confidential Information by the Disclosing Party to a Receiving Party.

5.	Confidential Information shall, for the purposes of this Agreement, not include:

(a)	any information which was rightfully in the possession of a Receiving Party prior to the date of disclosure of such information to the Receiving Party by the Disclosing Party;

(b)	any information which was in the public domain prior to the date of disclosure of such information to the Receiving Party by the Disclosing Party;

(c)	any information which becomes part of the public domain by publication or otherwise except by an unauthorized act or omission on the part of the Receiving Party;

(d)	any information which is supplied to the Receiving Party by a third party who is under no obligation to the Disclosing Party to maintain such information in confidence; and

(e)	any information which is developed by a receiving party independently of the disclosures made by the Disclosing Party under this Agreement.

6.	In the event that the Receiving Party or any employees or advisors under the Receiving Party’s control are required by a court or other legal tribunal to disclose any of the Confidential Information, the Receiving Party shall provide the Disclosing Party with prompt written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy. In the absence of a protective order or other appropriate remedy being sought or obtained by the Disclosing Party, the Receiving Party may disclose only that portion of the Confidential Information which their legal counsel advises them, in writing, that they are legally required to disclose. Further, the Receiving Party shall cooperate with the Disclosing Party in obtaining an appropriate protective order or other reliable assurance that confidential treatment will be given to the Confidential Information by such court or other legal tribunal.

7.	(a)	The Receiving Party acknowledges that the provisions contained herein are reasonable in the circumstances and necessary for the adequate economic protection of the Disclosing Party. The Receiving Party further acknowledges that the breach by it of any of the provisions herein contained would cause irreparable harm to the Disclosing Party which would not be adequately compensated for by damages and, accordingly, in the event of such breach, the Receiving Party acknowledges and agrees that the Disclosing Party shall be entitled in its discretion to commence proceedings for injunctive relief.

(b)	The provisions of this paragraph shall not be construed so as to derogate from any other remedy which the Disclosing Party may have in the event of such breach whether at law, equity or pursuant to the terms of this Agreement.

8.	This Agreement constitutes the entire agreement between the parties hereto as to the subject matter of Confidential Information and merges all prior discussions between the parties hereto, and neither of the parties hereto shall be bound by any terms, conditions, representations or undertakings in relation to Confidential Information other than as expressly set forth herein.

9.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns, provided however that the Receiving Party shall not be entitled to assign this Agreement or any of its obligations hereunder to any other person(s) without the prior written consent of the Disclosing Party. The Disclosing Party shall be entitled to assign this Agreement or any of its obligations hereunder to any of its subsidiaries or affiliates without the consent of the Receiving Party. Any other assignment by the Disclosing Party shall require the prior written consent of the Receiving Party.

10.	Notwithstanding anything else in this Agreement, the provisions of this Agreement shall continue to apply until the expiry of five (5) years from the date of the termination of the Consulting Agreement entered into between the Parties.

11.	This Agreement shall not be varied, altered or amended except by a document in writing signed by all the parties hereto.

12.	This Agreement shall be governed by and construed in accordance with the laws of the Province of Alberta.

13.	If any provision of this Agreement is determined to be invalid or unenforceable in whole or in part, such validity or unenforceability shall attach only to such provision and all other provisions hereof shall continue in full force and effect.

14.	Notwithstanding anything herein to the contrary, for the purposes of this Agreement, Confidential Information shall also be deemed to include the existence of this Agreement as well as the fact that the parties hereto have had or will have any discussions relating to the Project.

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15.	The Receiving Party agrees to indemnify and hold harmless the Disclosing Party and its affiliates, subsidiaries, employees, directors and officers from and against all claims, demands, damages, losses, costs, expenses, actions or other liability of every kind and description whatsoever incurred by the Disclosing Party or its affiliates, subsidiaries, employees, directors or officers resulting from the disclosure or use of the Confidential Information by the Receiving Party or any of its employees or advisors, other than in accordance with the terms of this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Confidentiality Agreement as of the day and year first above written.

Sky Petroleum, Inc., Per: __________________________ Shorewood Financial Inc. Per: ___________________________ Jim Screaton ________________________________